Exhibit 10.1
AMENDMENT
to the
LXP INDUSTRIAL TRUST
2022 EQUITY-BASED AWARD PLAN
November 10, 2025

This Amendment (this “Amendment”) to the LXP Industrial Trust 2022 Equity-Based Award Plan is hereby adopted by the Board of Trustees (the “Board”) of LXP Industrial Trust (the “Trust”), effective as of the date first referenced above.

WHEREAS, the Compensation Committee of the Board (the “Compensation Committee”) adopted the LXP Industrial Trust 2022 Equity-Based Award Plan (the “Plan”) on April 1, 2022, and shareholders of the Trust approved the Plan on May 24, 2022;

WHEREAS, the Compensation Committee adopted a clarifying amendment to the Plan on January 5, 2024;

WHEREAS, the Compensation Committee adopted an amendment to increase the number of shares available for issuance under the Plan, as amended, on April 3, 2025, and shareholders of the Trust approved such amendment on May 27, 2025;

WHEREAS, references herein to the “Plan” below shall mean the Plan as amended to date;

WHEREAS, as of the date first set forth above, the Trust has effectuated a 1-for-5 reverse share split (the “Reverse Share Split”) of the shares of the Trust’s common stock, par value $0.0001 per share (“Shares”);

WHEREAS, pursuant to Article 12(a) of the Plan, the Compensation Committee shall equitably adjust the number of Shares covered by each outstanding Award (as defined in the Plan), and the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation, forfeiture, or expiration of an Award, the maximum annual Share limit on Awards to any individual Participant (as defined in the Plan), as well as the exercise or other price per Share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued Shares resulting from a stock-split, reverse stock-split, stock dividend, combination, recapitalization or reclassification of the Shares, merger, consolidation, change in organization form, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Trust; and

WHEREAS, the Board wishes to amend the Plan to reduce the number of Shares that have been authorized for issuance under the Plan and reduce the maximum annual Share limit on Awards to any individual Participant to reflect the Reverse Share Split.

NOW, THEREFORE, BE IT RESOLVED,

1.Section 3(a) of the Plan is hereby amended to change the total number of Shares available for issuance under the Plan from 9,000,000 Shares to 1,800,000 Shares (plus any shares subject to outstanding awards under the Amended and Restated Lexington Realty Trust 2011 Equity-Based Award Plan).

2.Except as modified herein, all terms and conditions of the Plan shall remain in full force and effect.

3.This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Maryland, without regard to conflicts of law.

4.If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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